                                                                      EXHIBIT 99


Innovative Solutions and Support Reports Third Quarter Earnings

Malvern, PA, August 10, 2000 - Innovative Solutions and Support, Inc. (NASDAQ:
ISSC) today announced revenue and net income for its third quarter of fiscal 2000, which ended June 30, 2000.

Revenue for the three months ended June 30, 2000 was $10.1 million, up 47.3% as compared to the three months ended June 30, 1999 of $6.8 million. For the nine months ended June 30, 2000, revenue was $23.7 million, an increase of 50.0% over the $15.8 million recorded for the nine months ended June 30, 1999.

Net income was $2.2 million or $0.22 per diluted share for the three months ended June 30, 2000 as compared to $1.5 million or $0.16 per diluted share for the three months ended June 30, 1999. Net income for the nine month period ended June 30, 2000 was $4.6 million or $0.47 per diluted share compared to net income of $2.8 million or $0.31 per diluted share for the nine month period ended June 30, 1999.

Innovative Solutions and Support, Inc. designs, manufactures and sells flight avionics products, which are used in the operation of aircraft. ISSC's products include flight information computers, electronic displays and advanced monitoring systems that measure and display critical flight information, including air data, such as airspeed and altitude, and engine and fuel data. ISSC's website address is www.innovative-ss.com.

Certain matters discussed in this news release, including operating and financial results for future periods, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to materially differ, either better or worse, from those projected. Further discussions of risk factors are also available in the Company's prospectus filed with the SEC.
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                    Innovative Solutions and Support, Inc.
                           Statements of Operations
                                  (Unaudited)


                                         Three months ended                    Nine months ended
                                              June 30,                              June 30,
                                        1999           2000                   1999           2000
                                   -------------------------------       -------------------------------
Revenues                           $6,849,415       $10,091,429            $15,763,366    $23,650,216

Cost of Sales                       3,166,894         4,361,126              7,861,772     10,761,005
                                   -------------------------------       -------------------------------

Gross profit                        3,682,521         5,730,303              7,901,594     12,889,211
                                   -------------------------------       -------------------------------

Research and development              521,379           910,878              1,399,299      2,268,180
Selling, general and administrative   813,142         1,391,747              2,016,295      3,441,607
                                   -------------------------------       -------------------------------

Operating income                    2,348,000         3,427,678              4,486,000      7,179,424
                                   -------------------------------       -------------------------------

Interest income (expense)              19,229            78,863                (11,548)       214,174
                                   -------------------------------       -------------------------------

Income before income taxes          2,367,229         3,506,541              4,474,452      7,393,598

Income tax expense                    889,784         1,350,018              1,681,835      2,770,658
                                   -------------------------------       -------------------------------

Net Income                         $1,477,445        $2,156,523             $2,792,617     $4,622,940
                                   -------------------------------       -------------------------------

Net Income per Common Share
     Basic                         $     0.22        $     0.30             $     0.41     $     0.66
     Diluted                       $     0.16        $     0.22             $     0.31     $     0.47

Weighted Average Shares Outstanding
     Basic                          6,765,791         7,180,240              6,740,493      7,049,122
     Diluted                        9,338,343         9,834,129              9,098,829      9,765,930

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                    Innovative Solutions and Support, Inc.
                                 Balance Sheet
                                  (Unaudited)

                                                         As of               As of
                                                   September 30, 1999    June 30, 2000
                                                   ------------------    -------------
                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                           $ 4,638,607       $ 2,962,902
  Accounts receivable                                   3,413,771         7,725,991
  Inventories                                           3,496,773         3,863,676
  Prepaid and other                                        89,634           336,047
                                                 ----------------      ------------
     Total current assets                              11,638,785        14,888,616
                                                 ----------------      ------------

Property and equipment, net                               745,190         3,927,656
                                                 ----------------      ------------

Other assets                                              228,214           338,756
                                                 ----------------      ------------

TOTAL ASSETS                                          $12,612,189       $19,155,028
                                                =====================================

      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                       $888,052        $2,356,472
  Current portion of capitalized lease obligation          23,831            20,760
  Accrued expenses                                      1,385,143         1,457,494
  Deferred revenue                                        784,707           167,975
                                                 ----------------      ------------
     Total current liabilities                          3,081,733         4,002,701
                                                 ----------------      ------------

  Deferred revenue                                        549,420           561,438
  Capitalized lease obligation                             45,764            34,245
                                                 ----------------      ------------
     Total liabilities                                  3,676,917         4,598,384
                                                 ----------------      ------------

SHAREHOLDERS' EQUITY:
  Preferred stock                                             177               177
  Common stock                                              6,766             7,180
  Additional paid-in capital                            8,749,376         9,747,394
  Retained earnings                                       178,953         4,801,893
                                                 ----------------      ------------
     Total shareholders' equity                         8,935,272        14,556,644
                                                 ----------------      ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $12,612,189       $19,155,028
                                                =====================================
